Exhibit (c)(6)

These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse Group AG and/or its Affiliates (hereafter Credit Suisse). PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION Confidential Project Osprey Board of Directors discussion materials August 31, 2017 PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

# Executive summary

- On August 29, 2017, GSO Capital Partners / First Eagle Investment Management ("GSO / FEIM") submitted an updated proposal which amended the structure of their proposal submitted on August 23, 2017, replacing the construct of value based on credit marks / principal balances and debts / liabilities at a future measurement date with a fixed value construct (per Osprey share) for the upfront consideration
  - Estimated nominal value of $12.50 per fully diluted share ($11.49 per share in cash upfront, plus $1.01 per share undiscounted value of future federal tax refund structured as a non-transferable contingent value right "CVR")[(1)]
  - Estimated nominal value would be reduced to $12.45 per fully diluted share ($11.44 per share in cash upfront, plus $1.01 per share undiscounted value of future federal tax refund CVR) if the real estate owned has not been sold prior to the proxy statement filing for at least $12 million (backstopped by Blackstone at $10 million)
- Following the August 29, 2017 Board of Directors meeting, and in accordance with the directives of the Board of Directors, Osprey management and Osprey's financial and legal advisors continued to engage with GSO / FEIM to negotiate material issues in the term sheet
  - GSO / FEIM responded on August 30, 217 with updated terms on the following material issues:

| Parameter | Current proposal | Prior position |
|---|---|---|
| **Go-shop / termination fee** | ■ Agreed to go-shop provision<br>– 30 days with termination fee of 2% of transaction equity value during go-shop period and 3% thereafter | ■ No go-shop provision<br>– Termination fee of 3% of transaction equity value |
| **CVR:** | ■ 30% upon receipt of funds<br>■ 70% upon completion of IRS audit / JCT review | ■ Disbursement of tax refunds only after completion of JCT review |
| **Exclusivity:** | ■ Request for 30-day period | ■ Request for 30-day period |
| **Financing commitments:** | ■ GSO to cause equity investors to fund under equity commitments<br>■ Obligation to deliver debt commitments not less than amount needed to fully fund transaction in combination with equity commitments (GSO / FEIM in process of confirming with debt financing sources) | ■ No right to enforce funding obligations of equity investors<br>■ Contemplated asset-based loans with no backstop minimum |
| **Closing conditions:** | ■ No appraisal closing condition<br>■ Consent of 90% of run-rate management fee revenue closing condition | ■ Appraisal closing condition<br>■ Consent closing condition with no revenue test |
| **Reverse termination fee:** | ■ Blackstone to backstop<br>■ 5% of aggregate consideration | ■ No backstop<br>■ 4% of aggregate consideration |
| **Other:** | ■ Each party pays its own expenses | ■ Osprey would pay other parties' fees if transaction terminated as a result of stockholder no-vote, Osprey entering into superior proposal or Osprey material breach |

- Credit Suisse Securities (USA) LLC ("CS") has prepared the following materials to review with the Board of Directors: (i) an updated summary of the proposals received, including results of subsequent negotiations; and (ii) public market perspectives regarding Osprey

Source: GSO / First Eagle written proposal dated 8/28/17 (and subsequent discussions among Goodwin Procter, Sidley Austin, and Simpson Thacher & Bartlett).
Note: "JCT" denotes Joint Committee on Taxation. "IRS" denotes Internal Revenue Service.
(1) Excludes $2.0 million mark on OREO valued at $12.0 million in GSO proposal but backstopped at $10.0 million.

Confidential

1

© Credit Suisse Group AG and/or its affiliates. All rights reserved.

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential N:\IBD_Regional_Documents_Repository_AM_Clients\NewStar Financial Inc(NGLD)\Spider\XPAT6\04. Presentations\12. Board Materials—Final Bid Summary (August 2017)\8.31.17 Supplement\Osprey Board Materials_Aug 31 2017_vF.pptx 2 1. Overview of proposals 2. Public market perspectives Appendix Table of contents PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Confidential 3 1. Overview of proposals PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

# Comparison of proposals received

| Selected Osprey metrics | |
|---|---|
| Stock price (8/30/17) | $10.70 |
| Implied market value ($mm) | $445 |
| Price / Q2'17A TBV[5] | 0.71x |
| Price / Adj. TBV[6] | 0.88x |
| P / 2017E EPS | 24.9x |
| P / 2018E EPS | 15.5x |



GSO / First Eagle
[***]
($ per share)
$12.24-$12.40
$12.13-$12.27
$12.00
$0.80-$0.96
$0.68-$0.83
$11.44
$11.44
$12.00
Osprey closing stock price 8/30/17: $10.70
PV of GSO proposal (8/28/17) (2017 close)
PV of GSO proposal (8/28/17) (2018 close)
[***] proposal (7/5/17)
Upfront cash consideration (1)
Non-transferable contingent value right "CVR" (2)

## Selected implied metrics

($ in millions, except per share amounts)

| | PV of GSO proposal (8/28/17) (2017 close) | PV of GSO proposal (8/28/17) (2018 close) | [***] proposal (7/5/17) |
|---|---|---|---|
| Proposed price per share[3] | $12.24-$12.40 | $12.13-$12.27 | $12.00 |
| Aggregate consideration[3] | $509-$516[4] | $505-$511[4] | $499 |
| Price / Q2'17A TBV[5] | 0.82x-0.83x | 0.81x-0.82x | 0.80x |
| Price / Adj. TBV[6] | 1.00x-1.02x | 0.99x-1.01x | 0.98x |
| P / 2017E EPS | 28.5x-28.8x | 28.2x-28.5x | 27.9x |
| P / 2018E EPS | 17.7x-18.0x | 17.6x-17.8x | 17.4x |
| **Implied market premia:** | | | |
| One day (8/30/17) | 14.4%-15.9% | 13.3%-14.7% | 12.1% |
| One week (8/23/17) | 14.1%-15.5% | 13.0%-14.3% | 11.8% |
| One month (7/31/17) | 11.9%-13.3% | 10.8%-12.1% | 9.7% |
| **Qualitative considerations:** | | | |
| Asset buyer | GSO to source | GSO to source | None; equity deal |
| Financing contingency | Contingent on asset buyer | Contingent on asset buyer | External debt financing; TBD |
| Timing | Signing by Sept. 30 | Signing by Sept. 30 | 3-4 weeks |

Source: GSO / First Eagle written proposal dated 8/28/17, [***] written proposal dated 7/5/17 and response letter dated 8/25/17, FactSet and I/B/E/S consensus. Market data as of 8/30/17.
(1) Net of outstanding indebtedness and liabilities. In the case of GSO / First Eagle, per Osprey management.
(2) In GSO's proposal, represents undiscounted value per share. In illustrative present value of GSO proposal, calculated as minimum and maximum of range reflected in "Illustrative Osprey present value of federal tax refunds." Does not include potential impact of accrued interest income as terms have yet to be defined in GSO / FEIM proposal.
(3) Based on fully diluted shares outstanding, calculated based on 41,573,902 basic shares (incl. unvested restricted stock), 0.150 million options and 12.0 million warrants as of 8/17/17, per Osprey management.
(4) Adjusted GSO cash consideration adjusted to include $2.0 million mark on OREO, valued at $12.0 million in GSO proposal but backstopped at $10.0 million.
(5) Calculated based on Q2'17A tangible book value, adjusted for $2.1 million cash used to repurchase shares and $0.1 million cash proceeds received from exercise of options, and 41,573,902 shares outstanding as of 8/17/2017, per Osprey management.
(6) Calculated based on Q2'17A adjusted tangible book value, adjusted for $2.1 million cash used to repurchase shares and $0.1 million cash proceeds received from exercise of options, and 41,573,902 shares outstanding as of 8/17/2017, per Osprey management. Please see appendix for Osprey management's reconciliation of adjusted tangible book value.
[***] **indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.**

Confidential

4

© Credit Suisse Group AG and/or its affiliates. All rights reserved.

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential 5 As a result of GSO/FEIM transaction structure: Osprey would recognize a loss of ~$200 million upon closing of transaction Net operating loss (NOL) can be applied to offset 2017 estimated taxable income of ~$26 million NOL can be carried-back to 2015 and 2016 tax years; taxable income of ~$97 million(1) Remainder available for carryforward, subject to section 382 limitations Federal tax refunds available to Osprey stockholders of record at closing: Refund of 2017 estimated tax payments paid: $6.9 million(2) Refund for NOL carryback claims: ~$35.0 million(3) Certain tax considerations: FEIM assumes responsibility to file federal tax return and distribute associated tax refunds Timing of tax years included in carryback claim based on transaction closing (prior to 12/31/2017) and filing of 2017 federal income tax return with NOL Statutory period for return of cash associated with federal income tax refund is 45—90 days after filing Subject to IRS review and potential audit (three-year statute of limitations for audit) and approval of JCT (U.S. congressional committee) based on IRS findings / report Limited visibility on timing of commencement IRS examination / audit, if any, and impossible to predict outcome of such examination / audit The Company has received clean tax audits for five consecutive years up through 2014; however, past audit results are not indicative of future audit outcome Preliminary Osprey federal tax considerations Per Osprey management in consultation with KPMG Source: Provided by Osprey management in consultation with KPMG. Note: Credit Suisse does not provide any tax advice. (1) Based on Osprey management forecast as of June 2017, Osprey 2015 federal tax return and preliminary 2016 tax return. 2016 tax return to be filed in September 2017. (2) 2017 estimated tax payment to be paid by 9/30/2017. (3) Based on federal tax only: $8.2 million paid against 2015 return and $26.8 million paid against 2016 return. PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential 6 GSO / FEIM proposed CVR payment mechanics: 30% of any applicable income tax refund paid promptly upon receipt 70% of applicable tax refund paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit Interest to be paid at an agreed rate on undistributed portion of tax refund Overview of updates to illustrative Osprey present value of federal tax refunds calculations: Estimated tax return filing dates refined per Osprey management, in consultation with KPMG Assuming 3/31/18 transaction close, does not include Q1 2018 estimated federal taxes paid ($2.3mm) per Osprey management, in consultation with KPMG Cash flows discounted to 9/30/17 (vs. 6/30/17), for illustrative purposes Preliminary Osprey federal tax considerations (contd) Per Osprey management in consultation with KPMG Source: Provided by Osprey management in consultation with KPMG. Note: Credit Suisse does not provide any tax advice. PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential Quarter ending, ($ in millions) 9/30/17E 12/31/17E 3/31/18E 6/30/18E 9/30/18E Gross tax refunds $2.1 $10.5 $29.3 7 Illustrative Osprey present value of federal tax refunds Assuming 2017 closing per Osprey management in consultation with KPMG Source: Provided by Osprey management in consultation with KPMG. Note: Credit Suisse does not provide any tax advice. Assumes mid-period discounting convention. 2016 taxes paid based on preliminary 2016 tax return, which is expected to be finalized by 9/15/2017. (1) Assumes 45-day period for return of cash after claims are filed, per Osprey management in consultation with KPMG. (2) Osprey management, in consultation with KPMG, estimates that completion of audit / JCT review could occur in (i) six months, (ii) 18 months or (iii) three years. (3) Does not include potential impact of accrued interest income as terms have yet to be defined in GSO / FEIM proposal. Certain assumptions Transaction closing 12/31/2017 Claim for a quick refund of estimated federal taxes paid during 2017 filed by FEIM by 1/8/2018, per Osprey management 2017 federal tax return filed by FEIM by 3/31/2018, per Osprey management 2015 and 2016 carryback claim filed by FEIM by 4/1/2018, per Osprey management 30% of any applicable income tax refund paid promptly upon receipt 70% of applicable tax refund will be paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit Cash flows discounted to 9/30/2017, for illustrative purposes Assumes tax refund will be held in escrow account (FEIM to control disbursement of cash) Illustrative discount rate range based on preliminary market implied weighted average cost of capital calculation The Company has received clean tax audits for five consecutive years up through 2014; however, past audit results are not indicative of future audit outcome B Receive 30% refund of (i) 2017 estimated federal taxes paid ($6.9mm) and (ii) 2015 ($8.2mm) and (iii) 2016 taxes paid ($26.8mm)(1) Receive 70% refund of (i) 2017 estimated federal taxes paid ($6.9mm) and (ii) 2015 ($8.2mm) and (iii) 2016 taxes paid ($26.8mm) assuming audit / JCT review completed in six months(2)(3) A Actual results of IRS audit process (and implied value of the CVR) are impossible to predict. PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION A B A Assuming receive refund “B” in six months Assuming receive refund “B” in 18 months Assuming receive refund “B” in three years Illustrative discount rate range Illustrative discount rate range Illustrative discount rate range 7.0% 8.0% 9.0% 10.0% 7.0% 8.0% 9.0% 10.0% 7.0% 8.0% 9.0% 10.0% CVR PV(3) $39.8 $39.5 $39.2 $38.9 $37.9 $37.4 $36.9 $36.4 $35.5 $34.7 $33.9 $33.2 CVR PV per share(3) $0.96 $0.95 $0.94 $0.93 $0.91 $0.90 $0.89 $0.88 $0.85 $0.83 $0.81 $0.80 Total consideration per share(3) $12.40 $12.39 $12.38 $12.38 $12.35 $12.34 $12.33 $12.32 $12.29 $12.28 $12.26 $12.24

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential Quarter ending, ($ in millions) 9/30/17E 12/31/17E 3/31/18E 6/30/18E 9/30/18E 12/31/18E Gross tax refunds $11.1 $25.8 8 Illustrative Osprey present value of federal tax refunds Assuming 2018 closing per Osprey management in consultation with KPMG Certain assumptions Transaction closing 3/31/2018 Short year 2018 federal tax return filed by FEIM by 6/30/2018, per Osprey management 2016 and 2017 carryback claim filed by FEIM by 7/1/2018, per Osprey management 30% of any applicable income tax refund shall be paid promptly upon receipt 70% of applicable tax refund shall be paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit Cash flows discounted to 9/30/2017, for illustrative purposes Assumes tax refund will be held in escrow account (FEIM to control disbursement of cash) Illustrative discount rate range based on preliminary market implied weighted average cost of capital calculation The Company has received clean tax audits for five consecutive years up through 2014; however, past audit results are not indicative of future audit outcome Receive 30% refund of (i) 2016 ($26.8mm) and (ii) 2017 taxes paid ($10.1mm)(1) Receive 70% refund of (i) 2016 ($26.8mm) and (ii) 2017 taxes paid ($10.1mm) assuming audit / JCT review completed in six months(2)(3) PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Source: Provided by Osprey management in consultation with KPMG. Note: Credit Suisse does not provide any tax advice. Assumes mid-period discounting convention. 2016 taxes paid based on preliminary 2016 tax return, which is expected to be finalized by 9/15/2017. (1) Assumes 45-day period for return of cash after claims are filed, per Osprey management in consultation with KPMG. (2) Osprey management, in consultation with KPMG, estimates that completion of audit / JCT review could occur in (i) six months, (ii) 18 months or (iii) three years. (3) Does not include potential impact of accrued interest income as terms have yet to be defined in GSO / FEIM proposal. A B A Actual results of IRS audit process (and implied value of the CVR) are impossible to predict. B Assuming receive refund “B” in six months Assuming receive refund “B” in 18 months Assuming receive refund “B” in three years Illustrative discount rate range Illustrative discount rate range Illustrative discount rate range 7.0% 8.0% 9.0% 10.0% 7.0% 8.0% 9.0% 10.0% 7.0% 8.0% 9.0% 10.0% CVR PV(3) $34.4 $34.0 $33.7 $33.4 $32.8 $32.3 $31.8 $31.3 $30.6 $29.9 $29.2 $28.5 CVR PV per share(3) $0.83 $0.82 $0.81 $0.80 $0.79 $0.78 $0.76 $0.75 $0.74 $0.72 $0.70 $0.68 Total consideration per share(3) $12.27 $12.26 $12.25 $12.24 $12.23 $12.22 $12.21 $12.19 $12.18 $12.16 $12.14 $12.13

Confidential 9 2. Public market perspectives PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential Osprey annotated historical stock price performance 10 Source: Public filings and FactSet as of 8/30/2017. Current Average 52-week ($ per share) 8/30/17 One-month Three-months Six-months One-year Three-year High Low Osprey stock price $10.70 $10.75 $10.56 $10.41 $9.94 $10.07 $11.49 $8.03 PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential 11 Total shareholder return over last three years Source: FactSet. Note: Market data as of 8/30/17. (1) Preliminary selected external BDCs include: ARCC, PSEC, AINV, TSLX, GBDC, CGBD, NMFC, TCPC, SLRC, GSBD, FSC, BKCC, PNNT, FSIC. (2) Preliminary selected internal BDCs include: MAIN, HTGC, TCAP. (1) (2) One-year Two-year Three-year Osprey (4.4%) (4.2%) (7.2%) Externally managed BDCs(1) (4.2%) 10.8% 14.7% Internally managed BDCs(2) (12.6%) 11.3% 16.6% KBW regional bank index 6.8% 16.6% 36.3% S&P 500 financials 1.2% 5.1% 30.1% PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

# Selected Wall Street equity research analyst summary

## Ratings, target stock price and EPS estimates

| Broker | Rating | Target stock price ($) | Implied upside to current stock price(1) | EPS Q3 '17E | EPS Q4 '17E | EPS '17E |
|---|---|---|---|---|---|---|
| Janney Montgomery Scott | Buy | $14.00 | 30.8% | $0.13 | $0.14 | $0.40 |
| Keefe, Bruyette & Woods | Hold | 12.00 | 12.1 | 0.15 | 0.16 | 0.45 |
| **Mean** | | **$13.00** | **21.5%** | **$0.14** | **$0.15** | **$0.43** |
| **Osprey management estimates** | | | | **$0.11** | **$0.15** | **$0.39** |

## Selected commentary

"We are encouraged that in a period of stagnant balance sheet growth, management has been able to reduce costs. We also note that as LIBOR rates continue to rise, the rate floors on [Osprey's] loans are no longer an issue and the company's asset-sensitive balance sheet can now be realized. Lastly, management's commentary on today's call seems to indicate that the company, or parts of it, could be up for sale. Trading at a nearly 30% discount to book value, we think [Osprey] is undervalued; thus we maintain our BUY rating and $14 fair value estimate (FVE) on [Osprey]."

***August 2, 2017***

Janney
Trusted Advisors for Generations

"[Osprey's] results this quarter were generally weaker than our expectations on the top-line, although there are a number of positive items including better expense management and a lower non-performing loan rate qtr/qtr. We are remaining on the sidelines until we see more stable earnings growth and stronger progress toward the double-digit pre-tax ROE target."

***August 2, 2017***

KBW

Source: FactSet, Osprey public filings and Osprey management estimates as of 8/25/2017.
Note: Market data as of 8/30/17.
(1) Based on Osprey closing stock price of $10.70 on 8/30/17.

Confidential

12

© Credit Suisse Group AG and/or its affiliates. All rights reserved.

Confidential 13 Appendix PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

# Comparison of proposals received

## Updated for GSO / FEIM's August 29, 2017 proposal

| | GSO / First Eagle | [***] |
|---|---|---|
| **Transaction structure** | ■ Two-step transaction:<br>– Asset purchase: Newly formed fund (GSO Osprey Fund, "GSOOF"), with investors sourced by GSO, to purchase loan portfolio; Company uses net proceeds to pay off debts / liabilities<br>– Merger: First Eagle to acquire 100% of Company (which will retain asset manager platform) via merger | ■ [***], an affiliate of [***], to acquire 100% of Company via merger |
| **Total consideration** | ■ Assuming 2017 transaction close: $12.24-$12.40 per share[(1)]<br>– $11.44 per share in cash[(1)(2)]<br>– $0.80-$0.96 per share in non-transferable CVR[(1)]<br>■ Assuming 2018 transaction close: $12.13-$12.27 per share[(1)]<br>– $11.44 per share in cash[(1)(2)]<br>– $0.68-$0.83 per share in non-transferable CVR[(1)] | ■ $12.00 per share in cash<br>■ No payment for Q3'17E / Q4'17E earnings |
| **Stockholder approval** | ■ Transaction will require approval of Company's stockholders<br>■ Special stockholders' meeting to be held once SEC clears proxy statement | ■ Transaction will require approval of Company's stockholders<br>■ Special stockholders' meeting to be held once SEC clears proxy statement |
| **Go-shop** | ■ 30-day go-shop period | ■ 29-day go-shop period |
| **Fiduciary out** | ■ Company permitted to terminate transaction to accept superior proposal solicited in go-shop period or unsolicited superior proposal after go-shop period, subject to matching right of First Eagle and GSOOF | ■ Company permitted to terminate transaction to accept superior proposal solicited in go-shop period OR unsolicited superior proposal after go-shop period, subject to matching right of [***] |
| **Termination fee for fiduciary out** | ■ 2% of transaction equity value for transaction resulting from superior proposal during go-shop period<br>■ 3% of transaction equity value for transaction resulting from superior proposal after go-shop period | ■ 2% of transaction equity value for transaction resulting from superior proposal during go-shop period<br>■ 4% of transaction equity value for transaction resulting from superior proposal after go-shop period |
| **Exclusivity** | ■ 30-day exclusivity | ■ N/A |

Source: GSO / First Eagle written proposals dated 8/28/2017 and term sheet markup dated 8/23/2017 (and subsequent discussions among Goodwin Procter, Sidley Austin, and Simpson Thacher & Bartlett); [***] written proposal dated 7/5/17 and merger agreement markup dated 8/22/2017.
Note: "N/A" denotes not applicable. "JCT" denotes Joint Committee on Taxation. "IRS" denotes Internal Revenue Service. "SEC" denotes Securities and Exchange Commission.
(1) Based on fully diluted shares outstanding, calculated based on 41,573,902 basic shares (incl. unvested restricted stock), 0.150 million options and 12.0 million warrants as of 8/17/17, per Osprey management.
(2) Adjusted to exclude $2.0 million mark on OREO, valued at $12.0 million in GSO proposal but backstopped at $10.0 million.
[***] **indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.**

Confidential
15
© Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Comparison of proposals received (cont’d) Updated for GSO / FEIM’s August 29, 2017 proposal GSO / First Eagle [***] Financing Equity commitments from investors: $910mm to $1,215m Has not presented a financing proposal for the transaction GSO to cause investors to fund once closing conditions are Merger agreement markup reflected external financing; in satisfied discussions, [***] indicated amount of external financing, if any, Wells Fargo - highly confident letter for $1,500mm in asset not yet determined backed loans with no backstop minimum CDPQ - highly confident letter for $250mm in asset-backed loans with no backstop minimum Reverse 5% of aggregate consideration 3.5% of transaction equity value termination fee Certain closing Consents from clients / investors so that run-rate revenue is at No appraisal condition conditions least 90% of closing run-rate revenue Consents from clients / investors so that run-rate revenue is at least 90% of pre-closing run-rate revenue Stockholder Voting agreements contemplated from Corsair, Capital Z, Voting agreements to be discussed support executives and directors Source: GSO / First Eagle written proposals dated 8/28/2017 and term sheet markup dated 8/23/2017 (and subsequent discussions among Goodwin Procter, Sidley Austin, and Simpson Thacher & Bartlett); [***] written proposal dated 7/5/17 and merger agreement markup dated 8/22/2017. Confidential Note: “N/A” denotes not applicable. (1) Based on fully diluted shares outstanding, calculated based on 41,573,902 basic shares (incl. unvested restricted stock), 0.150 million options and 12.0 million warrants as of 8/17/17, per Osprey management. 16 © Credit Suisse Group AG and/or its affiliates. All rights reserved. [***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Credit Suisse Group AG and/or its affiliates. All rights reserved. Confidential 16 Osprey management adjusted tangible book value Based on Q217A balance sheet Source: Osprey public filings and Osprey management. (1) Assumes 41.8mm basic shares outstanding as of 6/30/2017. PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Q2’17A Per share(1) Total book value $643.2 $15.40 Plus: FAS 5 allowance 30.4 0.73 Less: deferred tax asset (36.9) (0.88) Less: goodwill (17.9) (0.43) Less: other intangibles (0.4) (0.01) Less: capitalized financing fees Warehouse debt (7.6) (0.18) Collateralized loan obligation (19.3) (0.46) Senior notes (4.7) (0.11) Subordinated notes (4.6) (0.11) Less: subordinated notes unamortized debt discount (50.8) (1.22) Less: debt prepayment costs Senior notes (13.8) (0.33) Subordinated notes (9.0) (0.22) Adjusted tangible book value (realizable) $508.7 $12.18

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